UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2022

Akoustis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38029	33-1229046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9805 Northcross Center Court, Suite A

Huntersville, NC 28078

(Address of principal executive offices, including zip code)

704-997-5735

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 5, 2022, Rohan Houlden’s responsibilities as the Company’s Chief Product Officer of Akoustis, Inc. (“Akoustis”), a wholly-owned subsidiary of Akoustis Technologies, Inc. (the “Company”), ended and Mr. Houlden began a new role as a strategic advisor to the Company’s Chief Executive Officer. In connection with this change in role, Akoustis and Mr. Houlden entered into a Separation Agreement & Release (the “Separation Agreement”) and an Independent Contractor Agreement (the “Contractor Agreement”) pursuant to which Mr. Houlden will continue serving Akoustis as an independent contractor following the end of his employment. Under the Contractor Agreement, (i) Mr. Houlden will receive $8,333.33 per month in respect of his consulting services to Akoustis during the first three months of the term of the agreement, and thereafter will be compensated as a rate of $175 per hour up to a maximum of $8,333.33 per month, (ii) subject to the Contractor Agreement not previously having been terminated, Mr. Houlden will receive a payment in an amount equal to Mr. Houlden’s bonus for fiscal year 2022 that he would have earned had he remained an employee of Akoustis, and (iii) all outstanding options, restricted stock units, restricted stock awards or other grants of equity-based compensation to Mr. Houlden under the Company’s stock incentive plans will remain outstanding and continue to vest in accordance with their terms for so long as Mr. Houlden provides services under the Contractor Agreement. The Contractor Agreement has an initial term of two months and is automatically renewed on a month-to-month basis thereafter until terminated by either party upon 30 days’ notice and includes certain non-competition and confidentiality obligations that survive such termination. Under the Separation Agreement, Mr. Houlden agreed to a release of claims in favor of Akoustis and its affiliates. The Company thanks Mr. Houlden for his many contributions and years of past service.

The foregoing descriptions of the Separation Agreement and Contractor Agreement do not purport to be complete and are qualified in their entirety by the full text of the agreements, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022.

Item 7.01	Regulation FD Disclosure

Effective July 8, 2022, the Company appointed Kamran Cheema as its Chief Product Officer. Mr. Cheema has served as the Company’s Vice President of Engineering since August 2021 and provides 30 years of experience in micro-acoustic technology. Mr. Cheema will guide the device engineering and product design teams as well as the testing, characterization, and mechanical design of Akoustis products for all end markets, including 5G mobile, 5G infrastructure, Wi-Fi, and other markets.

Before joining Akoustis, Mr. Cheema was the Vice President of Engineering at Qualcomm RF360, where he was responsible for all aspects of micro-acoustic hardware solutions for the mobile phone market. Prior to Qualcomm, Mr. Cheema was the Vice President of Engineering and Site Manager at TDK, where he reported directly to the CEO. At TDK, he led a team of professionals, including filter module and switch designers, SAW and BAW filter designers, and laminate and LTCC specialists. Earlier, Mr. Cheema worked at TriQuint Semiconductor, now part of Qorvo, as a Director of Engineering where he led the development of acoustic RF filter diplexers, the RF module team, GaAs pHEMT and SOI switch development. Mr. Cheema holds a MSEE from the University of Central Florida.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Akoustis Technologies, Inc.
Date: July 11, 2022	By:	/s/ Kenneth E. Boller
	Name:	Kenneth E. Boller
	Title:	Chief Financial Officer

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